CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the DT Industries, Inc. Registration Statement on Form S-3 for 1,400,000 (TIDES(SM)) DT Capital Trust 7.16% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES(SM)) ("Form S-3") of our report on the consolidated financial statements of DT Industries, Inc. dated August 9, 1996, which appears on page 24 of the 1996 Annual Report to Stockholders of DT Industries, Inc., which is incorporated by reference in DT Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1996. Such Annual Report on Form 10-K is incorporated by reference in the Form S-3. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Form S-3.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
July 7, 1997